Exhibit(l)(vii)

Board of Trustees

Driehaus Mutual Funds

25 East Erie Street

Chicago, Illinois 60611

Re:	Subscription Agreement for Shares of the Driehaus International Developed Equity Fund (the “Fund”) of the Driehaus Mutual Funds (the “Trust”)

Dear Trustees:

Driehaus Capital Management LLC offers to purchase from the Trust one (1) share of beneficial interest in the Fund at $10.00 per share for an aggregate purchase price of $10.00 with such share to be validly issued, fully paid and nonassessable upon issuance of the share and receipt by the Trust of said payment.

This share is not being purchased with a present intent of distributing or reselling the same to the public and will be held for investment purposes only.

Sincerely,

/s/Robert Kurinsky
Chief Financial Officer, Chief Operating Officer and Treasurer

Accepted and agreed to this
5th day of March, 2024

DRIEHAUS MUTUAL FUNDS

By:	/s/Janet McWilliams
Chief Legal Officer and Assistant Vice President

DRIEHAUS CAPITAL MANAGEMENT LLC 25 East Erie Street | Chicago, IL 60611-2703, USA phone (312) 587-3800 | wwww.driehaus.com